Exhibit 23.2: Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in Registration Statement No. 333-144181 on Form S-8 of Peoples Financial Corporation of our report dated March 20, 2024, relating to our audit of the consolidated financial statements which appears in the Annual Report on Form 10-K of Peoples Financial Corporation for the year ended December 31, 2023.

/s/ EISNERAMPER LLP

March 20, 2024

We consent to the incorporation by reference in Registration Statement No. 333-144181 on Form S-8 of Peoples Financial Corporation of our report dated March 15, 2023 relating to our audit of the consolidated financial statements of Peoples Financial Corporation, which appears in the Annual Report on Form 10-K of Peoples Financial Corporation for the year ended December 31, 2023.

Atlanta, Georgia

March 20, 2024